Exhibit 10.35

SETTLEMENT AGREEMENT

This Agreement is between Petro Capital III, LP, Petro Capital Advisors, LLC, and Miller Petroleum, Inc.  Without any admission of liability, and in order to avoid the expense and inconvenience of continuing litigation, the parties have agreed to settle their disputes and to the terms herein.  This Agreement memorializes the parties’ settlement.

For valuable consideration, including the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Definitions.  “PC III” means Petro Capital III, LP.  “PCA” means Petro Capital Advisors, LLC.  “Miller” means Miller Petroleum, Inc.  “The Lawsuit” means Case No. 3:10-cv-00606-P, Petro Capital III, LP v. Miller Petroleum, Inc., pending in the United States District Court for the Northern District of Texas, Dallas Division.

2.        Closing.  The Closing shall occur simultaneously with the execution of this Agreement.  At the Closing:

(a)        In full satisfaction of PC III and PCA’s claims, Miller shall deliver to PC III and PCA an aggregate of 518,510 shares of Miller common stock (the “Shares”) allocated as follows: (i) PC III – 446,516 shares; and (ii) PCA – 71,994 shares.  The Shares shall be delivered in the form of unlegended and unrestricted stock certificates.

(b)        Upon the delivery to PC III and PCA of the Shares required in paragraph 2(a) above, the Lawsuit will be dismissed with prejudice with each party to be responsible for its own costs and attorneys’ fees.  The parties agree to cooperate to cause the dismissal of the Lawsuit.

3.        Future Sales of the Shares.

(a)        PC III and PCA agree that together they shall not sell, in any three month period, a number of Shares held by such party greater than the greatest of:

(i)        one percent of the shares of common stock outstanding as shown by the most recent SEC report or statement published by Miller, or

(ii)       the average weekly reported volume of trading in Miller common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction, or

(iii)      the average weekly volume of trading in such securities reported pursuant to an effective transaction reporting plan or an effective national market system plan as those terms are defined in 17 CFR 242.600 during the four-week period specified above.

(b)        Neither PCA nor PC III will engage in any Short Sale of Miller common stock prior to November 1, 2011.  PCA and PC III represent and warrant that neither of them has engaged in any Short Sale of Miller common stock in the past 30 days.  As used herein, “Short Sale” shall have the meaning ascribed in Rule 22 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended.

(c)        In the event PC III or PCA violate paragraph 3(a) above, the violating party shall pay to Miller as liquidated damages the net proceeds from the sale of each share sold that exceeds the volume limitation provided in paragraph 3(a).  In the event PC III or PCA violate paragraph 3(b) above, the violating party shall pay to Miller the net proceeds from any Short Sale.  The foregoing are intended as liquidated damages and the exclusive remedy for a violation of paragraphs 3(a) and (b).  Miller hereby waives and disclaims any right to recover other damages or remedies for a violation of paragraphs 3(a) or (b), including, without limitation, diminution of value of Miller common stock, diminution of market capitalization of Miller, and any consequential or incidental damages.

(d)        Until the earlier of November 1, 2011, or the conclusion of a quarter in which neither PCA nor PC III owns any Shares of Miller Common Stock, PCA and PC III shall provide Miller within ten business days of the end of each quarter, account records regarding any sales of Miller Common Stock.  Without limitation, a duplicate transaction statement for any sale shall satisfy the above disclosure requirement.  Account records shall be considered to be delivered when either personally delivered or deposited in the U.S. Mail, postage prepaid, to Miller’s home office (or such other address designated by Miller in writing) or transmitted by facsimile to Miller’s fax number at its home office (or such other number designated by Miller in writing).

(e)        Neither PC III nor PCA is an “affiliate” of Miller, as the term “affiliate” is defined in Rule 144 under the Securities Act of 1933, as amended, in effect on the date of this Agreement.  PC III and PCA, separately and collectively, own directly and/or beneficially less than five percent of the issued and outstanding shares of common stock of Miller, based upon the number of shares outstanding set forth in the quarterly report on Form 10-Q for the period ended July 31, 2010, filed by Miller with the SEC on September 13, 2010.

4.        Miller’s Representations

(a)        Miller represents and warrants to PC III and PCA that the Shares have been duly authorized, and are fully-paid and non-assessable, and shall be freely transferable without restriction (except for the volume limitation set forth below) or registration under the Securities Act.

(b)        Miller acknowledges and agrees that the Shares were acquired by PC III and PCA from Miller solely upon cashless exercise of one or more warrants issued by Miller more than six (6) months prior to the date hereof, and that the Shares shall be deemed to have been acquired at the same time as such warrants, and, as such, the holding period of the Shares shall be tacked to the holding period of such warrants for purposes of Rule 144.

5.        Mutual Releases.

(a)        PC III and PCA, collectively, and Miller mutually release and discharge each other from any and all actions, causes of action, suits, contracts, promises, damages, claims, and demands whatsoever, in law or equity, known or unknown which it, its successors and assigns now have or hereinafter may have against the other, from the beginning of time up to and including the date of this Agreement, including any claims arising out of (i) the facts, events, transactions and agreements alleged in the Lawsuit, (ii) all transactions and agreements related to the Credit Agreement dated May 4, 2005, between Miller and PC III, including the Stock Purchase Warrants dated May 4, 2005, issued to PC III and PCA, the Registration Rights Agreement dated May 4, 2005, the Amendment to Registration Rights Agreement dated December 1, 2005, and all additional Stock Purchase Warrants issued or which should have been issued to PC III or PCA after May 4, 2005; and (iii) all agreements between Miller and PC III or PCA, and their affiliated parties.

(b)        In addition to the foregoing release, PC III and PCA, collectively, and Miller mutually release and discharge all Affiliated Parties (as that term is defined below) from any and all actions, causes of action, suits, contracts, promises, damages, claims, and demands whatsoever, in law or equity, known or unknown which it, its successors and assigns now have or hereinafter may have against an Affiliated Party, from the beginning of time up to and including the date of this Agreement, arising out of (i) the facts, events, transactions and agreements alleged in the Lawsuit, (ii) all transactions and agreements related to the Credit Agreement dated May 4, 2005, between Miller and PC III, including the Stock Purchase Warrants dated May 4, 2005, issued to PC III and PCA, the Registration Rights Agreement dated May 4, 2005, the Amendment to Registration Rights Agreement dated December 1, 2005, and all additional Stock Purchase Warrants issued or which should have been issued to PC III or PCA after May 4, 2005; and (iii) all agreements between Miller and PC III or PCA, and their affiliated parties.  As used herein, “Affiliated Parties” means the parties’ parent companies, subsidiaries, and  companies affiliated with the released parties and their owners, partners, directors, officers, managers, employees and agents.

(c)        Without limitation, the foregoing releases extend to all claims based on statute, rule, regulation, common law or contract and includes all claims for common stock, damages, attorney’s fees, court costs, declaratory and equitable relief.  The foregoing releases shall not release or impair the obligations created by this Agreement.  The parties will never bring suit on, by way of original claim or counterclaim or any other claim, any claim released herein.  It is the express intent of the parties that this release shall not affect Miller’s right to bring suit or defend against Prospect Capital Corporation with respect to any claim or controversy arising out of the same facts and transaction as the Lawsuit.

6.        Confidentiality.  The parties hereto will hold the terms of this settlement in confidence and will not publicly disclose the terms hereof; provided that nothing herein will prohibit (a) disclosure by the parties required by law, including any public reporting requirements imposed by the SEC or the Exchange Act; (b) disclosure by PC III or PCA to their owners, partners or managers; (c) disclosure by the parties to their attorneys, accountants or other professional advisors who need such information in the performance of professional services; or (d) disclosure in response to legal compulsion, including, without limitation, a court order or subpoena.  In the event a court order or subpoena is delivered to a party which seeks disclosure of the terms hereof, the receiving party will provide prompt written notice to the other parties so that such other parties will have an opportunity to seek to protect against such disclosure.

7.        Miscellaneous.

(a)        Reliance on Own Judgment.  The parties represent that they have carefully reviewed this Agreement, that they understand its terms, that they sought and obtained independent legal advice with respect to the negotiation and preparation of this Agreement, that they relied wholly upon their own judgment and knowledge and the advice of their respective attorneys.  The parties disclaim reliance on any representation or statement not made in this Agreement in deciding to enter into this Agreement.  It is understood and agreed that, in entering into this Agreement, each of the Parties expressly assumes the risk that a fact now believed to be true may hereafter be found to be other than true, or found to be different in material or immaterial respects from that which is now believed, and the Parties further understand and agree that this Agreement shall be and will remain effective without regard for any differences in fact, or differences in the perception of facts, that may hereafter be found.

(b)        Assumption of Costs and Attorney Fees.  The parties agree to bear their own costs and attorneys’ fees incurred in connection with the Lawsuit and the claims presented in the Lawsuit, and any other legal proceeding, and hereby waive all such claims for attorneys’ fees and costs against the other party.

(c)        Ownership of Claims.  The parties represent and warrant to each other that they are the sole and lawful owners of all right, title, and interest in and to every claim, counterclaim, demand, action, cause of action, and other right which they have purported to release herein.

(d)        Non-Assignment of Claims.  The parties represent and warrant to each other that they have not assigned, conveyed, or in any manner whatsoever transferred, in whole or in part, to any other person and/or entity any claims, counterclaims, demands, actions, causes of action, or other rights which are the subject of this Agreement.

(e)        Entire Agreement.  The parties agree: (i) that this Agreement contains the entire agreement between the parties with respect to the settlement of the claims and the transactions described herein and supersedes any and all prior oral or written agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement; (ii) that no oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist, and no evidence of prior, contemporaneous, or future oral agreements may be used to contradict the terms of this Agreement; and (iii) that any reliance on oral agreements or statements in entering into this Agreement will be unjustifiable and unreasonable; and (iv) upon receipt of the Shares, PC III and PCA shall have no right to receive any further shares or warrants from Miller pursuant to existing warrants held by PC III or PCA or any reason based on the same facts or transaction that formed the basis of the Lawsuit.

(f)        Governing Law; Construction of the Agreement; Venue for Disputes.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of the State of Texas, without regard for that State’s (or any other State’s) rules regarding conflicts of law.  The parties further agree that, because the parties and their counsel have reviewed and contributed to the drafting of this Agreement, the normal rule of construction that any ambiguities in an agreement are to be construed against the drafter is inapplicable to the construction of this Agreement.  This Agreement shall be performable in Dallas County, Texas.  Should any suit be brought to enforce or construe this Agreement such suit must be brought in state or federal court in Dallas County, Texas.

(g)        Attorneys’ Fees For Claims Involving Agreement.  In the event any legal proceeding is instituted among the parties to enforce this Agreement, the losing party shall pay to the prevailing party all of the prevailing party’s reasonable attorneys’ fees.

(h)        Counterparts.  This Agreement may be executed in duplicate originals, all of which taken together shall constitute one and the same document, and facsimile signatures shall be binding upon the parties hereto.

The parties have executed this Agreement as of the dates shown below and the persons signing below are duly authorized to execute this Agreement.

DATE: October 29, 2010	Miller Petroleum, Inc.

	By:	/s/ Scott M. Boruff
	Its:	CEO

DATE: October 25, 2010	Petro Capital III, LP

	By:	Petro/Miller Management, LLC Its General Partner

		By:	/s/ Rosser Newton
Rosser Newton, Its Manager

DATE: October 25, 2010	Petro Capital Advisors, LLC

	By:	/s/ Rosser Newton
Rosser Newton, Its Manager